Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Marlene Wechselblatt
212.373.6037.
mwechselblatt@golinharris.com

COBRA ELECTRONICS REPORTS IMPROVED SECOND QUARTER RESULTS

Net Income Increases by 53.5%

CHICAGO, IL – JULY 29, 2005 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications and navigation products, today announced that its net income increased 53.5 percent, to $723,000 in the second quarter of 2005 from $471,000 in the second quarter of 2004. This strong performance was driven by a 33.7 percent increase in net sales as compared to the prior year, as well as a lower effective tax rate due to the non-taxable nature of the life insurance proceeds received in the first quarter of this year. Cobra also maintained its strong financial position, ending the second quarter with no interest-bearing debt.

For the quarter, Cobra reported net income of $723,000, or $.11 per diluted share, compared to net income of $471,000, or $.07 per diluted share, in the second quarter of 2004. Sales increased by 33.7 percent, to $33.7 million, from $25.2 million in the prior year’s quarter. Gross margin for the second quarter was 25.6 percent, compared to 27.1 percent in the second quarter of 2004. Selling, general and administrative expenses declined to 23.0 percent of sales, or $7.7 million, as compared to $6.1 million, or 24.0 percent of sales in the second quarter of 2004. Cobra also benefited from a lower effective tax rate in the second quarter of 2005 due to the non-taxable nature of life insurance proceeds received in the first quarter as a result of the death of Cobra’s former chief executive officer.

“Cobra’s sales increase in the second quarter reflected improved sales in nearly all of our product lines as compared to the second quarter of 2004. In particular, our two-way radio, radar detection and Citizens Band radio product lines recorded sales substantially greater than one year earlier,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Cobra also benefited from sales of mobile navigation products, which were not available for sale in the second quarter of 2004, and experienced a substantial increase in international sales, driven in part by the approval in the third quarter of last year of higher-powered two-way radios in Canada.” Mr.

Cobra Second Quarter Results – 2

Bazet also discussed the decline in gross margins from the second quarter of the prior year. “The increase in demand for Cobra’s two-way radios, radar detection and Citizens Band radios was driven by opportunities with new customers, as well as increased demand from current customers. We elected to meet this increase by flying product into the U.S. rather than risking an out-of-stock position for these accounts. Additionally, Cobra has continued to support the efforts of our customers to reduce excess inventories of older mobile navigation products to ensure that shelf space is available for the new products shipping in September and these programs have adversely impacted gross margins.”

Selling, general and administrative expenses declined as a percent of sales in the second quarter, to 23.0 percent from 24.0 percent in the second quarter of 2004, although expenses increased to $7.7 million from $6.1 million. The increase in expenses was primarily driven by the increase in sales, as variable selling expenses accounted for much of the increase. Additionally, Cobra incurred operating expenses associated with the company’s new ERP system and consulting expenses incurred in connection with the company’s compliance program relating to the requirements of Section 404 of the Sarbanes-Oxley Act.

Cobra maintained its strong balance sheet position during the second quarter. The company had no interest-bearing debt as of June 30, 2005, the same position as one year earlier, and $12.2 million in cash, as compared to $9.1 million one year earlier. Inventory increased to $20.7 million from $19.5 million the prior year. Accounts receivable at the end of the quarter increased to $20.1 million from $13.6 million as a result of the increase in sales offset, in part, by fewer days sales outstanding. Net book value per share as of June 30, 2005 increased to $10.27 from $8.94 one year ago.

Mr. Bazet also provided the company’s outlook for the third quarter of 2005 and reaffirmed the guidance provided previously for the year. “Cobra is forecasting that both revenues and net income in 2005 will exceed those of 2004, without taking into account the income from the one-time events from the first quarter but taking into account the lower effective tax rate that will continue for the balance of the year. Both our new product lines and our legacy product lines will contribute to this improved performance. As we announced previously, Cobra will be introducing three new mobile navigation products in the third quarter of 2005, including one with traffic information for approximately 50 metropolitan areas. Marine products are also forecasted to show improvement as we penetrate new retailers and introduce new products, including chartplotters for recreational boaters. Our other product categories, including radar detection and citizens band radios, are showing strength as well, and are expected to contribute to a strong year. As we look to the third quarter, we anticipate that both sales and earnings are likely to be greater than those of the third quarter of 2004.”

Cobra will be conducting a conference call on July 29, 2005 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries,

Cobra Second Quarter Results – 3

Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2005	June 30, 2004 (1)		June 30, 2005	June 30, 2004 (1)
Net sales	$33,672	$25,186		$52,963	$47,853
Cost of sales	25,064	18,351		40,171	35,877

Gross profit	8,608	6,835		12,792	11,976
Selling, general and administrative expenses	7,730	6,057		14,062	11,976

Operating income (loss)	878	778		(1,270)	0
Other income (expense):
Interest expense	(24)	(25)		(49)	(54)
Other, net	4	(15	)(1)	9,124	(93	)(1)

Income (loss) before taxes	858	738		7,805	(147)
Tax provision (benefit)	135	267	(1)	1,415	(54	)(1)

Net income (loss)	$723	$471		$6,390	$(93)

Net income (loss) per common share:
Basic	$0.11	$0.07		$0.99	$(0.01)
Diluted	$0.11	$0.07		$0.97	$(0.01)

Weighted average shares outstanding:
Basic	6,445	6,445		6,445	6,434
Diluted	6,583	6,625		6,576	6,628

(1)	Other expense and tax provision for the three months ended June 30, 2004 increased by $48,000 and decreased by $18,000, respectively, and other expense and tax benefit for the six months ended June 30, 2004 increased by $82,000 and $30,000, respectively, to comply with GAAP requirements for Cobra’s step by step prorated share of Horizon’s net loss under the Equity Method of Accounting adopted as of the first quarter 2005.

Cobra Second Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2005	December 31, 2004 (1)		June 30, 2004 (1)
ASSETS:

Current assets:
Cash	$12,154	$2,600		$9,052
Accounts receivable, net	20,147	27,181		13,644
Inventories, net	20,670	19,551		19,479
Other current assets	14,532	10,887	(1)	9,228	(1)

Total current assets	67,503	60,219		51,403

Net property, plant and equipment	6,919	6,795		6,618

Total other assets	12,498	15,206		15,931

Total assets	$86,920	$82,220		$73,952

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$6,284	$4,785		$3,501
Accrued liabilities	5,499	8,307	(1)	3,548	(1)

Total current liabilities	11,783	13,092		7,049

Non-current liabilities:
Deferred taxes	2,621	3,206		3,836
Deferred compensation	5,937	5,564		5,012
Other long-term liabilities	394	399		466

Total non-current liabilities	8,952	9,169		9,314

Total shareholders’ equity	66,185	59,959	(1)	57,589	(1)

Total liabilities and shareholders’ equity	$86,920	$82,220		$73,952

(1)	Other current assets, accrued liabilities and retained earnings as of December 31, 2004 decreased by $274,000, $106,000 and $168,000, respectively, and also decreased as of June 30, 2004 by $146,000, $55,000 and $91,000, respectively, to comply with GAAP requirements for Cobra’s step by step prorated share of Horizon’s net loss under the Equity Method of Accounting adopted as of the first quarter 2005.